As filed with the Securities and Exchange Commission on April 26, 2012
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CENTENE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware                                                                                                     42-1406317
(State or other jurisdiction of incorporation or organization)                                                                                                (I.R.S. Employer Identification No.)

7700 Forsyth Boulevard
St. Louis, Missouri 63105
(Address of principal executive offices, including zip code)

CENTENE CORPORATION
2012 STOCK INCENTIVE PLAN
(Full title of the plan)

Keith H. Williamson
Centene Corporation
7700 Forsyth Boulevard
St. Louis, MO 63105
(314) 725-4477
 (Name, address and telephone number, including area code, of agent for service)

Copies of all correspondence to:
J. Mark Klamer, Esq.
Bryan Cave LLP
211 N. Broadway, Suite 3600
St. Louis, Missouri  63102
(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer

Non-accelerated filer _ (Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share (3)	3,220,541	$42.20	$135,906,830.20	$15,574.92
(1)
This registration statement also covers an indeterminate number of additional shares of common stock of Centene Corporation (the “Registrant”) that may be issued pursuant to the Centene Corporation 2012 Stock Incentive Plan (the “Plan”) by reason of stock splits, stock dividends, recapitalizations or similar transactions pursuant to rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act based on the average of the high and low sale prices of the Registrant’s common stock (“Common Stock”) as reported on the New York Stock Exchange on April 24, 2012.

(3)
Each share of Common Stock to be issued will also represent one Preferred Share Purchase Right, as provided in the Rights Agreement between Centene Corporation and Mellon Investor Services LLC, as amended. Such Preferred Share Purchase Rights will not trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (the plan information, registrant information and employee plan annual information) will be sent or given to participants in the Centene Corporation 2012 Stock Incentive Plan (the “Plan”) as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended.  In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act of 1933, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that Centene Corporation (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof:

(a)	Annual report on Form 10-K for the fiscal year ended December 31, 2011.

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012.

(c)	Current reports on Form 8-K filed with the SEC on March 9, 2012 and April 9, 2012, except, in any such case, the portions furnished and not filed pursuant to Item 2.02, 7.01 or otherwise.

(d)
The description of our common and preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on October 14, 2003, as amended by our Forms 8-A/A filed with the SEC on December 17, 2004 and April 26, 2007, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (but this shall not include any information that is merely furnished to the Securities and Exchange Commission).  These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this Registration Statement).

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware, as amended (the “DGCL” or “Delaware law”), allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by us or in our right as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted under Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

•   any breach of the director’s duty of loyalty to us or our stockholders;

•   acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•   unlawful payments of dividends or unlawful stock re-purchases or redemptions; or

•   any transaction from which the director derived an improper personal benefit.

Our by-laws further provide that:

•   we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•   we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

•   we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our certificate of incorporation and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain general liability insurance on behalf of our directors and executive officers insuring them against any liability asserted against them based on acts or omissions in their capacities as directors or officers or arising out of such status.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See Exhibit Index.

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri on April 26, 2012.

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Name: Michael F. Neidorff
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael F. Neidorff and William N. Scheffel, or either of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement with respect to the Centene Corporation 2012 Stock Incentive Plan, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael F. Neidorff Michael F. Neidorff	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 26, 2012

/s/ William N. Scheffel William N. Scheffel	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	April 26, 2012

/s/ Jeffrey A. Schwaneke Jeffrey A. Schwaneke	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	April 26, 2012

/s/ Orlando Ayala Orlando Ayala	Director	April 26, 2012

/s/ Robert K. Ditmore Robert K. Ditmore	Director	April 26, 2012

/s/ Frederick H. Eppinger Frederick H. Eppinger	Director	April 26, 2012

/s/ Richard A. Gephardt Richard A. Gephardt	Director	April 26, 2012

/s/ Pamela A. Joseph Pamela A. Joseph	Director	April 26, 2012

/s/ John R. Roberts John R. Roberts	Director	April 26, 2012

/s/ David L. Steward David L. Steward	Director	April 26, 2012

/s/ Tommy G. Thompson Tommy G. Thompson	Director	April 26, 2012

 EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Incorporation of Centene Corporation, incorporated by reference to exhibit 3.2 to the Registrant’s registration statement on Form S-1, filed on October 9, 2001.
3.1a
Certificate of Amendment to Certificate of Incorporation of Centene Corporation, dated November 8, 2001, incorporated by reference to exhibit 3.2a to Amendment No. 1 to the Registrant’s registration statement on Form S-1, filed on November 13, 2001.

3.1b
Certificate of Amendment to Certificate of Incorporation of Centene Corporation as filed with the Secretary of State of the State of Delaware, incorporated by reference to exhibit 3.1b to the Registrant’s quarterly report on Form 10-Q, filed on July 26, 2004.

3.2	By-laws of Centene Corporation, incorporated by reference to exhibit 3.4 to the Registrant’s registration statement on Form S-1, filed on October 9, 2001.
4.1	Centene Corporation 2012 Incentive Compensation Plan, incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A, filed on March 9, 2012.
4.2
Rights Agreement between Centene Corporation and Mellon Investor Services LLC, as Rights Agent, dated August 30, 2002, incorporated by reference to exhibit 4.1 to the Registrant’s current report on Form 8-K, filed on August 30, 2002.

4.2a
Amendment No. 1 to Rights Agreement by and between Centene Corporation and Mellon Investor Services LLC, as Rights Agent, dated April 23, 2007, incorporated by reference to the Registrant’s current report on Form 8-K, filed on April 26, 2007.

5.1	Opinion of Counsel.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).